Exhibit 99.1

President & CEO of Memorial Hospital Joins Chattem, Inc.'s Board of Directors

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Nov. 7, 2005--Chattem, Inc. (NASDAQ: CHTT) - a leading marketer and manufacturer of branded consumer products, today announced that Ruth W. Brinkley, President & CEO of Memorial Health Care System of Chattanooga, TN, has joined the Company's Board of Directors.
    "Ruth brings an incredible wealth of knowledge and wisdom to Chattem from over 30 years of health care experience working in private and public health care organizations, including, academic, teaching and community-based hospital systems," said Zan Guerry Chattem's Chairman & CEO. "Ruth is going to be a terrific Director and we're excited and honored that such a seasoned health care professional has agreed to serve on Chattem's Board. Her experience will provide a valuable new perspective to Chattem."
    In her role as President and Chief Executive Officer of Memorial Health Care System, Ms. Brinkley provides strategic leadership, direction and overall management oversight for the health care system. Memorial Health Care System (MHCS), a Catholic Health Initiatives
(CHI) affiliate located in Chattanooga, Tennessee, has over 3500 employees. The 422-bed MHCS includes two (2) acute care hospitals, hospice services, ambulatory surgery centers, community based health care clinics, home care services, physician practices and related additional services.
    Ms. Brinkley is very active in both the Chattanooga community and national health care organizations. In Chattanooga, she is Chair of the Chattanooga Area Hospital District of the Tennessee Hospital Association, and serves on the Boards of the Chattanooga Chamber of Commerce, SunTrust Bank of Chattanooga, and The Women's Leadership Institute. She is Chair of the University of Tennessee at Chattanooga Chancellor's Roundtable, a member of the Chattanooga Rotary Club, and Transforming Faith Baptist Church where she teaches adult Bible Study Classes. Nationally, she is a member of the Women Business Leaders of the US Health Care Industry Foundation, Washington, DC; the American College of Health Care Executives, National Association of Healthcare Executives, and is an Alternate Delegate to the Region 4 Policy Board of the American Hospital Association. Ms. Brinkley is a registered nurse and Certified Health Care Executive (CHE) of the American College of Healthcare Executives.
    Prior to joining CHI, Ms. Brinkley served as senior associate and engagement manager at APM/CSC Healthcare. While there, she worked with many of the largest and most complex academic medical centers and community hospitals in the United States and Canada. Her responsibilities included assisting organizations to improve overall operating and clinical performance and service delivery. She also held previous executive leadership positions at the 908-bed University of Alabama Hospitals; De Paul Health Center, a 600-bed acute care hospital in St. Louis, Missouri; and at St. Anne's Hospital, a 437-bed facility in Chicago, Illinois.
    A native of Georgia, Ms. Brinkley holds BS and MS degrees from De Paul University in Chicago.
    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), pHisoderm(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada.

    CONTACT: Chattem, Inc., Chattanooga
             Rick Moss, 423-822-3278
             or
             Catherine Baker, 423-822-3209